Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the inclusion in this Registration Statement on Form S-4 of CSB Bancorp, Inc. (the “Registration Statement”), of our report dated March 5, 2008, except for Note 16, as to which the date is July 15, 2008, relating to our audit of the consolidated balance sheets of CSB Bancorp, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007, included in the Registration Statement and to the reference to us under the caption “Experts” in the prospectus/proxy statement which is part of the Registration Statement.

Wexford, Pennsylvania	/s/ S. R. Snodgrass, A.C.
July 15, 2008